Filed Pursuant to Rule 433

Registration Statement No. 333-265811

TOYOTA MOTOR CORPORATION

5.275% Senior Notes due 2026 (Sustainability Bonds)

Final Term Sheet

Issuer:	Toyota Motor Corporation

Principal Amount:	U.S.$500,000,000

Maturity Date:	July 13, 2026

Coupon (Interest Rate):	5.275%

Price to Public:	100.00%

Yield:	5.275%

Spread to Benchmark Treasury:	58 basis points

Benchmark Treasury:	4.125% due June 15, 2026

Benchmark Treasury Price / Yield:	98-14.375 / 4.695%

Interest Payment Dates:	January 13 and July 13 of each year, starting on January 13, 2024

Day Count Convention:	30/360 (unadjusted)

Business Days:	New York, Tokyo

Minimum Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Optional Redemption:

At any time prior to June 13, 2026 (one month prior to maturity) (the “Par Call Date”), the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes being redeemed; or (ii) the make-whole price, as determined by the Issuer or the Independent Investment Banker (as defined in the preliminary prospectus supplement dated July 6, 2023 (the “Preliminary Prospectus Supplement”)) (if appointed and instructed by the Issuer to make such calculation at its sole discretion), which equals the sum of the present values of the principal and the remaining scheduled payments of interest on the Notes being redeemed (exclusive of interest accrued to the date of redemption) that would be due if such Notes were redeemed on the Par Call Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 10 basis points, plus, in each case, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

At any time on or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

Optional Tax Redemption:	The Issuer may redeem the Notes in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes outstanding plus accrued and unpaid interest to the redemption date, upon the occurrence of certain changes in tax law, as set forth in the Preliminary Prospectus Supplement.

Trade Date:	July 6, 2023

Settlement Date:	July 13, 2023 (T+5)

Expected Ratings:	A+ (S&P) / A1 (Moody’s)

Use of Proceeds:	The Issuer intends to allocate an amount equal to the net proceeds from the issuance of the Notes to new or existing Eligible Projects, as defined in the Preliminary Prospectus Supplement.

Listing:	None

Joint Bookrunners:	J.P. Morgan Securities LLC BofA Securities, Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

CUSIP:	892331AP4

ISIN:	US892331AP43

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time.

Section 309B Notification—the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendations on Investment Products).

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities to be offered in this offering may be obtained by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Morgan Stanley & Co. LLC at 1-866-718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

TOYOTA MOTOR CORPORATION

5.118% Senior Notes due 2028 (Sustainability Bonds)

Final Term Sheet

Issuer:	Toyota Motor Corporation

Principal Amount:	U.S.$500,000,000

Maturity Date:	July 13, 2028

Coupon (Interest Rate):	5.118%

Price to Public:	100.00%

Yield:	5.118%

Spread to Benchmark Treasury:	75 basis points

Benchmark Treasury:	4.000% due June 30, 2028

Benchmark Treasury Price / Yield:	98-11.75 / 4.368%

Interest Payment Dates:	January 13 and July 13 of each year, starting on January 13, 2024

Day Count Convention:	30/360 (unadjusted)

Business Days:	New York, Tokyo

Minimum Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Optional Redemption:

At any time prior to June 13, 2028 (one month prior to maturity) (the “Par Call Date”), the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes being redeemed; or (ii) the make-whole price, as determined by the Issuer or the Independent Investment Banker (as defined in the preliminary prospectus supplement dated July 6, 2023 (the “Preliminary Prospectus Supplement”)) (if appointed and instructed by the Issuer to make such calculation at its sole discretion), which equals the sum of the present values of the principal and the remaining scheduled payments of interest on the Notes being redeemed (exclusive of interest accrued to the date of redemption) that would be due if such Notes were redeemed on the Par Call Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 12.5 basis points, plus, in each case, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

At any time on or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

Optional Tax Redemption:	The Issuer may redeem the Notes in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes outstanding plus accrued and unpaid interest to the redemption date, upon the occurrence of certain changes in tax law, as set forth in the Preliminary Prospectus Supplement.

Trade Date:	July 6, 2023

Settlement Date:	July 13, 2023 (T+5)

Expected Ratings:	A+ (S&P) / A1 (Moody’s)

Use of Proceeds:	The Issuer intends to allocate an amount equal to the net proceeds from the issuance of the Notes to new or existing Eligible Projects, as defined in the Preliminary Prospectus Supplement.

Listing:	None

Joint Bookrunners:	J.P. Morgan Securities LLC BofA Securities, Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

CUSIP:	892331AQ2

ISIN:	US892331AQ26

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time.

Section 309B Notification—the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendations on Investment Products).

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities to be offered in this offering may be obtained by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Morgan Stanley & Co. LLC at 1-866-718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

TOYOTA MOTOR CORPORATION

5.123% Senior Notes due 2033 (Sustainability Bonds)

Final Term Sheet

Issuer:	Toyota Motor Corporation

Principal Amount:	U.S.$500,000,000

Maturity Date:	July 13, 2033

Coupon (Interest Rate):	5.123%

Price to Public:	100.00%

Yield:	5.123%

Spread to Benchmark Treasury:	108 basis points

Benchmark Treasury:	3.375% due May 15, 2033

Benchmark Treasury Price / Yield:	94-19+ / 4.043%

Interest Payment Dates:	January 13 and July 13 of each year, starting on January 13, 2024

Day Count Convention:	30/360 (unadjusted)

Business Days:	New York, Tokyo

Minimum Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

Optional Redemption:

At any time prior to April 13, 2033 (three months prior to maturity) (the “Par Call Date”), the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of the Notes being redeemed; or (ii) the make-whole price, as determined by the Issuer or the Independent Investment Banker (as defined in the preliminary prospectus supplement dated July 6, 2023 (the “Preliminary Prospectus Supplement”)) (if appointed and instructed by the Issuer to make such calculation at its sole discretion), which equals the sum of the present values of the principal and the remaining scheduled payments of interest on the Notes being redeemed (exclusive of interest accrued to the date of redemption) that would be due if such Notes were redeemed on the Par Call Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 17.5 basis points, plus, in each case, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

At any time on or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the date of redemption.

Optional Tax Redemption:	The Issuer may redeem the Notes in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes outstanding plus accrued and unpaid interest to the redemption date, upon the occurrence of certain changes in tax law, as set forth in the Preliminary Prospectus Supplement.

Trade Date:	July 6, 2023

Settlement Date:	July 13, 2023 (T+5)

Expected Ratings:	A+ (S&P) / A1 (Moody’s)

Use of Proceeds:	The Issuer intends to allocate an amount equal to the net proceeds from the issuance of the Notes to new or existing Eligible Projects, as defined in the Preliminary Prospectus Supplement.

Listing:	None

Joint Bookrunners:	J.P. Morgan Securities LLC BofA Securities, Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

CUSIP:	892331AR0

ISIN:	US892331AR09

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, revision or withdrawal at any time.

Section 309B Notification—the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in Monetary Authority of Singapore Notice SFA 04-N12: Notice on the Sale of Investment Products and Monetary Authority of Singapore Notice FAA-N16: Notice on Recommendations on Investment Products).

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement relating to the securities to be offered in this offering may be obtained by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Morgan Stanley & Co. LLC at 1-866-718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.